Exhibit 1.

Alpha Pro Tech

L T D.

ALPHA PRO TECH, LTD. TO PRESENT AT ROTH CAPITAL PARTNERS NEW YORK CONFERENCE SEPTEMBER 8

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Matthew Hayden/Brett Maas
905-479-0654	843-272-4653
e-mail: ir@alphaprotech.com	e-mail: matt@haydenir.com

Nogales, Arizona — August 25, 2005, Alpha Pro Tech (AMEX: APT; CHX: APT) a leading manufacturer of disposable protective apparel and consumer products today announced that it’s President, Al Millar, along with Lloyd Hoffman, the Company’s Chief Financial Officer, and Michael Scheerer, the Company’s Senior Vice President of Sales and Marketing, will present at the Roth Capital Partners New York Conference at the Westin New York Times Square at 2:30 p.m. on September 8th. The Company will be available for one-on-one meetings on September 7th through Hayden Communications or on September 8th, the day of the presentation, arranged by contacting Roth Capital Partners. The presentation will be webcast live and may be accessed at http://www.wsw.com/webcast/roth6/apt. A replay of the webcast will available for 30 days following the conclusion of the presentation.

The presentation is designed to provide analysts, institutional brokers and portfolio managers with information regarding the Company’s financial performance and growth strategy. For the three months ended June 30, 2005, revenues increased 34.0% to $9.0 million compared to $6.7 million in the second quarter of 2004, and increased sequentially by 29.5% from the $7.0 million reported in the first quarter of 2005. Net income increased 122.9% for the quarter ended June 30, 2005 to $1.0 million or $0.04 per fully diluted share, compared to net income of $450,000, or $0.02 per fully diluted share, for the quarter ended June 30, 2004. The Company will also discuss its longstanding relationships with national distributors of its protective apparel, and the growth prospects of its new Engineered Products Division, which has introduced two new products: a roof underlayment and a building wrap.

About the Roth Capital Partners New York Conference

As reported by Roth Capital Partners, the Roth Capital Partners New York Conference, scheduled for September 7-8, 2005, at the Westin New York at Times Square, will feature presentations from more than 200 small- and micro- cap companies in industry sectors such as Technology, Healthcare, Financial Services, Consumer Goods and more. In addition to traditional management presentations, there will be separate on-stage management interviews with selected companies, as well as pre-scheduled, one-on-one meetings with company management. This conference will also feature panel sessions on structuring PIPE (Private Investments in Public Equity) and Registered Direct offerings, and a special track showcasing a select group of Chinese growth companies listed on U.S. Exchanges. This conference is by invitation only. Please contact your Roth representative at 800-678-9147 for an electronic invite or to schedule a one-on-one meeting.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the medical, dental, industrial, clean room and food service markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; and Valdosta, Georgia. For more information and copies of all news releases and financials visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based

# # #